EXHIBIT 99.1

New Energy Systems Group Signs New US Partner

SHENZHEN, China, Feb. 5 , 2013 -- New Energy Systems Group (NYSE MKT: NEWN) ("New Energy" or the "Company"), an original design manufacturer and distributor of Anytone® and MeePower® branded consumer backup power systems for mobile devices and solar related application products to service municipal power applications, today announced that Shenzhen Anytone Technology Co., Ltd. ("Anytone"), a subsidiary of the Company, received an one year term purchase order from Deimos Mobility Inc. (“Deimos”) to manufacture Deimos’ branded products, AVLA Mobile, to be sold in the U.S. in 2013.

Deimos, located in Industry City, California, currently is an online retailer of innovative and eco-friendly mobile power devices for use with leading consumer electronic, smart phone, digital camera and mobile computing devices manufactured by companies such as Apple, RIM, IBM and Dell. Deimos was founded by Mr. Tang who was one of the co-founders and product mangers of Newegg Inc. and also the president of Zotac USA Inc. Currently, Deimos mainly sells products online under its ALVA Mobile brand name through its own website and other large ecommerce website. In addition, by cooperating with Call2Recycle®, ALVA Mobile’s headquarter and its 30,000 network locations provide free battery recycling in North America.

Anytone received an one year term purchase order from Deimos to produce five ALVA Mobile branded recharging devices for sales in the US market, including models M500, M432, M280, 2200 and CC01.  Models M500 and 2200 are flexible, back up mobile power devices that can be used to recharge and power phones and tablets manufactured by a variety of manufacturers. Models M432 and M280 are an innovated design which allows the users to power their devices without preparing any accessories. Model CC01 is a fresh design USB car charger. These models can fully recharge depleted power sources in devices faster than those devices’ original chargers. The total value of this one year term order will be nearly USD$1,000,000. New Energy’s “Anytone” or “MeePower” brands are not included in this agreement.

Mr. Weihe “Jack” Yu, Chairman and CEO of New Energy Systems Group said, “Through last year’s successful cooperation experience and the effects we made in the Consumer Electronics Show in Las Vegas in 2013, we are pleased to receive this new order to sell Anytone made products in the U.S.  Through continually participating in other international trading shows, we are trying to catch any potential opportunity to expand our sales internationally.”

About New Energy Systems Group

New Energy Systems Group is an original design manufacturer and distributor of lithium ion batteries and backup power systems for leading manufacturers of mobile phones, laptops, digital cameras, MP3s and a variety of other portable electronics. The Company's end-user consumer products are sold under the Anytone® and MeePower® brand in China and globally. The fast pace of new mobile device introductions in China combined with a growing middle class make it fertile ground for New Energy's end-user consumer products. Additional information about the company is available at: www.newenergysystemsgroup.com.

Forward Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

COMPANY
New Energy Systems Group
Ken Lin, VP of Investor Relations
Tel:   +1-917-573-0302
Email: ken@newenergysystemsgroup.com
www.newenergysystemsgroup.com